EXHIBIT 99.1
June 30, 2022

First Guaranty Bancshares, Inc. Letter to Shareholders

Dear Shareholders,

Sustained Excellence. Sustained is the keyword there. Not a one-time affair. Not a flash in a pan, but sustained excellence.

This is what has been demonstrated by First Guaranty Bancshares, Inc. over the past 8 quarters. Earnings for the quarter ending June 30, 2022 should be, after payment of preferred dividends, approximately $7.3 million compared to, for the same period ending June 30, 2021, $6.2 million. Earnings for the quarter ending June 30, 2020 were $5.2 million. For the past two years, First Guaranty has consistently performed and improved its performance and has persistently provided more value to its shareholders.

This performance should continue going forward as the loan portfolio and the loan pipeline remains strong with loans reaching approximately $2.3 billion as of June 30, 2022. Interest expense continues to be controlled. Noninterest expense continues to be controlled. First Guaranty Bancshares, Inc. is committed to delivering increased value to shareholders while at the same time serving our communities and taking care of our employees.

Total assets should end June 30, 2022, at almost $3 billion. But, it is not just getting bigger. It is getting bigger and better. Our Mideast region has made a strong contribution to loan volume and profitability. The entire system continues to grow and be more profitable.

Sincerely,

Alton B. Lewis
President/CEO

This letter contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact which represent our current judgement about possible future events. We believe these judgements are reasonable, but these statements are not guarantees of any future events or financial results, and our actual results may differ materially due to a variety of factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or otherwise revise any forward-looking statements.